Exhibit 10.1

STOCK AND MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

Key Energy Services, LLC

and

L. Charles Moncla, Jr., Moncla Family Partnership, Ltd., L. Charles Moncla, Jr. Charitable Remainder Trust, Michael Moncla, Matthew Moncla, Marc Moncla, Christopher Moncla, Bipin A. Pandya, Thomas Sandahl, Rhonda Moncla, Cain Moncla, Andrew Moncla, Kenneth Rothstein, Moncla Well Service, Inc., Moncla Marine, L.L.C., Moncla Marine Operations, L.L.C., Moncla Marine Vessel No. 1, L.L.C., Moncla Marine Vessel No. 2, L.L.C., Moncla Marine Vessel No. 3, L.L.C., Moncla Marine Vessel No. 4, L.L.C., Moncla Marine Vessel No. 5, L.L.C., Moncla Marine Vessel No. 6, L.L.C., Moncla Marine Vessel No. 8, L.L.C., Moncla Marine Vessel No. 9, L.L.C., Moncla Marine Crew Boats, L.L.C., Brothers Oilfield Service & Supply, L.L.C., 4M Equipment & Leasing, L.L.C., L C M Industries, L.L.C., Moncla Drilling, L.L.C.,

and Petroleum Well Service, Inc.

dated as of September 19, 2007

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3.2	Corporate Authorization.	33
3.3	Governmental Authorization.	33
3.4	Non-Contravention.	34
3.5	Fees.	34
3.6	Financing.	34
3.7	Litigation.	34
3.8	Liberty and Lafayette Yards.	34
3.9	Employees.	35

ARTICLE IV COVENANTS OF SELLERS		35

4.1	Non-Competition; Non-Solicitation; Business Opportunities.	35
4.2	Conduct of the Business.	38
4.3	Access to Information.	40
4.4	Notices of Certain Events.	40

ARTICLE V COVENANTS OF PURCHASER		41

5.1	Access.	41
5.2	No Election Under Section 338.	42
5.3	Confidentiality.	42
5.4	Non-Solicitation.	43

ARTICLE VI COVENANTS OF SELLERS AND PURCHASER		43

6.1	Best Efforts; Further Assurances.	43
6.2	Certain Filings.	44
6.3	Public Announcements.	44
6.4	Notice of Developments.	44
6.5	No Solicitation.	45
6.6	Waivers.	45

ARTICLE VII TAX MATTERS		45

7.1	Tax Definitions.	45
7.2	Tax Matters.	46
7.3	Tax Cooperation: Allocation of Taxes.	49

ARTICLE VIII EMPLOYEE BENEFITS		49

8.1	Employee Benefits Definitions.	49
8.2	Employee Matters.	51
8.3	Employee Benefit Plans and Benefit Arrangements.	54
8.4	No Third Party Beneficiaries.	56

ARTICLE IX CONDITIONS TO CLOSING		56

9.1	Conditions to the Obligations of Each Party.	56

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9.2	Conditions and Obligations of Purchaser.	57
9.3	Conditions to Obligations of Sellers.	59

ARTICLE X SURVIVAL; INDEMNIFICATION		59

10.1	Survival.	59
10.2	Indemnification.	60

ARTICLE XI TERMINATION		62

11.1	Grounds for Termination.	62
11.2	Effect of Termination.	63

ARTICLE XII MISCELLANEOUS		63

12.1	Notices.	63
12.2	Amendments; No Waivers.	64
12.3	Expenses.	65
12.4	Successors and Assigns.	65
12.5	Governing Law.	65
12.6	Counterparts; Effectiveness.	65
12.7	Entire Agreement.	66
12.8	Captions.	66
12.9	Severability.	66
12.10	Certain Definitions.	66
12.11	Offset.	68
12.12	Payment Agent.	68

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STOCK AND MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS STOCK AND MEMBERSHIP INTEREST PURCHASE AGREEMENT is made and entered into as of September        , 2007 by, between and among Key Energy Services, LLC, a Texas limited liability company (hereinafter referred to as “Purchaser”), and L. Charles Moncla, Jr. (“Moncla”), Moncla Family Partnership, Ltd. (“Family Partnership”), L. Charles Moncla, Jr., as Trustee of the L. Charles Moncla, Jr. Charitable Remainder Trust, Michael Moncla, Matthew Moncla, Marc Moncla, Christopher Moncla, Bipin A. Pandya, Thomas Sandahl, Rhonda Moncla, Cain Moncla, Andrew Moncla, and Kenneth Rothstein (together with Moncla and Family Partnership hereinafter collectively referred to as “Sellers”) and Moncla Well Service, Inc. (“MWS”), Moncla Marine, L.L.C. (“Moncla Marine”), Moncla Marine Operations, L.L.C. (“Marine Operations”), Moncla Marine Vessel No. 1, L.L.C. (“Marine No. 1”), Moncla Marine Vessel No. 2, L.L.C. (“Marine No. 2”), Moncla Marine Vessel No. 3, L.L.C. (“Marine No. 3”), Moncla Marine Vessel No. 4, L.L.C. (“Marine No. 4”), Moncla Marine Vessel No. 5, L.L.C. (“Marine No. 5”), Moncla Marine Vessel No. 6, L.L.C. (“Marine No. 6”), Moncla Marine Vessel No. 8, L.L.C. (“Marine No. 8”), Moncla Marine Vessel No. 9, L.L.C. (“Marine No. 9”), Moncla Marine Crew Boats, L.L.C. (“Marine Crew Boats” and, together with Marine Operations, Marine No. 1, Marine No. 2, Marine No. 3, Marine No. 4, Marine No. 5, Marine No. 6, Marine No. 8, and Marine No. 9, the “Marine Subsidiaries”), Brothers Oilfield Service & Supply, L.L.C. (“Brothers”), 4M Equipment & Leasing, L.L.C. (“4M”), L C M Industries, L.L.C. (“L C M”), Moncla Drilling, L.L.C. (“Drilling”), and Petroleum Well Service, Inc. (“Well Service”).  MWS, Moncla Marine, Marine Subsidiaries, Brothers, 4M, L C M, Drilling, and Well Service are sometimes referred to as the “Companies” and each, individually, a “Company”.

W I T N E S S E T H :

WHEREAS, Sellers desire to sell and the Purchaser desires to purchase all of the outstanding shares of capital stock of MWS remaining after the redemption described in Section 1.1(A) (the “Shares”) and all of the membership interests (the “Membership Interests”) of the other Companies for the consideration and on the terms and conditions set forth herein; and,

WHEREAS, Purchaser and Sellers desire to enter into certain non-competition agreements (the “Non-Competition Agreements”) as provided in Section 4.1.

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF STOCK AND MEMBERSHIP INTERESTS

1.1          Purchase and Sale.

(A)          At least one day prior to the closing of the transaction contemplated hereby provided all conditions to closing have been satisfied, Moncla shall deliver to MWS two (2) shares of common stock of MWS for cancellation in exchange for a distribution from MWS of all of its rights, title and interest in and to the assets described on Schedule 1.1(A) attached hereto.  MWS shall execute any and all bills of sale, stock powers, conveyances, motor vehicle title transfers and the like in order to properly and effectively convey title to the assets described on Schedule 1.1(A) to Moncla in accordance herewith.

(B)          Upon the terms and subject to the conditions contained in this Agreement, Purchaser shall purchase from Sellers and Sellers shall sell at the Closing all of the Shares and all of the Membership Interests free and clear of any and all liens, mortgages, encumbrances and security interests.

1.2          Purchase Price.

The purchase price (“Purchase Price”) for the Shares and Membership Interests purchased by Purchaser shall be the sum of the following:

(A)          an initial Purchase Price to be paid at Closing equal to One Hundred Thirty-Four Million Nine Hundred Thousand and No/100 Dollars ($134,900,000.00) (the “Initial Purchase Price”).  The Initial Purchase Price shall be allocated among the Companies and then to the Sellers who are owners of the Companies, all in accordance with the provisions of Schedule 1.2(C) hereto, as the same may be amended and modified pursuant to the terms of this Agreement prior to Closing. The Initial Purchase Price shall be payable at Closing as follows:

1.             Cash in the amount of One Hundred Twelve Million Four Hundred Thousand and No/100 Dollars ($112,400,000.00) (“Cash at Closing”);

2.             Delivery by Purchaser to the Sellers of a non-negotiable promissory note in the form of Exhibit 1.2(A)2 hereto in the principal amount of Twelve Million Five Hundred Thousand and No/100 Dollars ($12,500,000.00), endorsed by Key Energy Services, Inc., payable in a single payment on the second (2d) anniversary of the Closing Date, together with interest thereon at the Federal Funds rate adjusted annually on the anniversary of the Closing Date and paid on the adjustment date and at maturity (the “Two-Year Note”); and

3.             Delivery by Purchaser to the Sellers of a non-negotiable promissory note in the form of Exhibit 1.2(A)3 hereto in the principal amount of Ten Million and No/100 Dollars ($10,000,000.00), endorsed by Key Energy Services, Inc., payable in five (5) equal annual installments of Two Million and No/100 Dollars ($2,000,000.00) each, commencing on the first (1st) anniversary of the Closing, together with interest thereon at the Federal Funds rate adjusted annually on each anniversary of the Closing and payable on each principal payment date (the “Deferred Note,” and, together with the Two-Year Note, the “Notes”); and

(B)          an earnout (“Earnout”) of Twenty-Five Million and No/100 Dollars ($25,000,000.00), payable in accordance with the provisions of Section 1.5.

(C)          The Purchase Price shall be allocated between the Companies and then to the Sellers of the Companies as set forth on Schedule 1.2(C).

1.3          Post Closing Adjustment.

(A)          Within sixty (60) days after the Closing Date, Purchaser shall provide Sellers balance sheets of the Companies (the “Purchaser Determinations”) which will constitute Purchaser’s determination of Net Book Value of the Companies (without duplication in the case of subsidiaries), computed in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) effective as of the Closing.  If within thirty days following delivery of the Purchaser Determinations, Sellers have not given Purchaser notice of an objection to the Purchaser Determinations (such notice must contain a statement of the basis of Sellers’ objection), then the calculations of Net Book Value of the Companies reflected in the Purchaser Determinations will be final.  If Sellers give notice of objection, then the issues in dispute will be submitted to Ernst & Young, LLP, certified public accountants (the “Accountants”), for resolution. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) Purchaser and Sellers will each bear fifty percent (50%) of the fees of the Accountants for such determination.

(B)          In the event Net Book Value is less than Thirty-Eight Million and No/100 Dollars ($38,000,000.00) the Purchase Price shall be reduced dollar for dollar by any deficiency.  All payments will be made together with interest at the Federal Funds rate beginning on the Closing and ending on the date of payment. Payments must be made in immediately available funds.  Payments to Purchaser must be made by wire transfer to such bank account as Purchaser will specify.

1.4          Closing.

The closing (the “Closing”) shall take place at the offices of Liskow & Lewis, A Professional Law Corporation, Lafayette, Louisiana, on a mutually agreeable date (the “Closing Date”), but not later than ten (10) days following satisfaction of all conditions to Closing set forth in ARTICLE IX.  Assuming the conditions set forth in ARTICLE IX shall have been satisfied, the Closing shall be deemed effective as of the close of business of the Companies on the date of the Closing.  At the Closing:

(A)          Purchaser shall deliver the Cash at Closing to Sellers by wire transfer or certified funds, allocated among the Sellers in accordance with Schedule 1.2(C).

(B)          Purchaser shall deliver to the Sellers the Notes.

(C)          Sellers shall deliver to Purchaser: (i) Assignments and Bills of Sale substantially in the form of Exhibit 1.4(C) hereto, selling and assigning all of the Shares and the Membership Interests; (ii) all of the Shares with stock powers executed in blank; and (iii) any certificates representing Membership Interests, in each case, free and clear of all liens, mortgages, security interests and encumbrances.

(D)          Purchaser shall deliver in cash (by wire transfer or bank cashier’s check) to Sellers in the aggregate amount of One Hundred Thousand and No/100 Dollars ($100,000.00)

in full payment of the non-compete fee provided in this Section 1.4(D), payable to Sellers in proportion to their shares of the Initial Purchase Price.

(E)           Sellers shall deliver to Purchaser an opinion of counsel to Sellers in the form of Exhibit 1.4(E) hereto.

(F)           Purchaser shall deliver to Sellers an opinion of counsel to Purchaser in the form of Exhibit 1.4(F) hereto.

(G)          Sellers shall deliver to Purchaser a certificate in the form of Exhibit 1.4(G) hereto representing that each of Sellers’ representations in Article II hereof was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing.

(H)          Purchaser shall deliver to Sellers a certificate in the form of Exhibit 1.4(H) hereto representing that each of Purchaser’s representations in Article III hereof was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing.

(I)            Sellers shall deliver to Purchaser an updated list of names and annual compensation of each employee, broken out among the Companies, as of the payroll date immediately preceding the Closing Date, in form similar to Schedule 8.2(F) hereto.

(J)           Sellers shall deliver to Purchaser evidence of the authorization of this Agreement and the Assignments and Bills of Sale by Moncla as trustee of the Trust and the Moncla Management Trust, and by the Moncla Management Trust as General Partner of Family Partnership.

(K)          The presidents and all other officers of MWS and Well Service, and the managers and other officers of each other Company shall deliver to Purchaser signed resignations.

(L)           Purchaser shall discharge outstanding debt of the Companies reflected on the Balance Sheets or shall obtain the release of all personal guaranties of such debt.

1.5          Earnout.

The Earnout shall be paid over a five-year period contingent upon the Companies and Purchaser’s Liberty, Texas and Lafayette, Louisiana yards (the “Earnout Business”), combined, meeting the following revenue and EBITDA margins:

(A)          The Earnout amount (“Earnout Amount”) shall not exceed Twenty-Five Million and No/100 Dollars ($25,000,000.00) (the “Maximum Earnout Amount”), calculated as the sum of:

1.             The aggregate of the following amounts (the “Revenue Earnout Amount”), based on the annual performance of the Earnout Business as follows:

(a)           $2,500,000.00 if the Earnout Business achieves revenue of $160,000,000.00 for the year ended September 30, 2008;
(b)           $2,500,000.00 if the Earnout Business achieves revenue of $165,000,000.00 for the year ended September 30, 2009;
(c)           $2,500,000.00 if the Earnout Business achieves revenue of $170,000,000.00 for the year ended September 30, 2010;
(d)           $2,500,000.00 if the Earnout Business achieves revenue of $170,000,000.00 for the year ended September 30, 2011; and
(e)           $2,500,000.00 if the Earnout Business achieves revenue of $170,000,000.00 for the year ended September 30, 2012.

The Revenue Earnout Amount is independent of the EBITDA Earnout Amount (defined below).  If the above revenue thresholds are achieved for any year the Revenue Earnout Amount for such year will be due regardless of whether the EBITDA Margin (defined below) for such year has been achieved.

2.             The aggregate of the following amounts (the “EBITDA Earnout Amount”) based on the annual performance of the Earnout Business as follows: Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) for each year (years ended September 30, 2008 through September 30, 2012) the Earnout Business achieves an EBITDA Margin (defined below) of thirty-one percent (31%).

The EBITDA Earnout Amount is independent of the Revenue Earnout Amount.  If an EBITDA Margin of thirty-one percent (31%) is achieved for any year the EBITDA Earnout Amount for such year will be due regardless of the level of revenue for such year.

3.             The following amounts based on the cumulative performance of the Earnout Business during the five years ended September 30, 2012, as follows:

(a)           If the Earnout Business has not achieved any of the annual revenue thresholds established in Section 1.5(A) above but the cumulative revenue of the Earnout Business for the five years ended September 30, 2012, was Eight Hundred Thirty-Five Million and No/100 Dollars ($835,000,000.00) or greater, Purchaser shall pay an amount equal to Twelve Million Five Hundred Thousand and No/100 Dollars ($12,500,000.00) less the total Revenue Earnout Amount payments previously paid to the Sellers.
(b)           If the Earnout Business has not achieved an EBITDA margin of thirty-one percent (31%) in any of the five years ending September 30, 2012 but the cumulative EBITDA Margin of the Earnout Business for the five years ended September 30, 2012, was thirty-one percent (31%) or greater, Purchaser shall pay an amount equal to Twelve Million Five Hundred Thousand and No/100 Dollars ($12,500,000.00) less the total EBITDA Earnout Amount payments previously paid to the Sellers.

(B)          “EBITDA Margin” means EBITDA for a period divided by revenue for the same period.  “EBITDA” means, for any period, an amount equal to the sum of:

1.             net income (calculated using GAAP; provided, that for purposes of this calculation selling, general, and administrative expenses shall be eight and four-tenths percent (8.4%) of revenue) and shall consist of those matters set forth on Schedule 1.5(B),

2.             interest charges (interest expense net of interest income),

3.             the amount of taxes, based on or measured by income, used or included in the determination of such net income, plus

4.             the amount of depreciation and amortization expense deducted in determining such net income.

(C)          Subject to the terms and conditions of this Agreement, the Purchaser shall provide to the Payment Agent (as defined below):

1.             Beginning on November 30, 2008, and for each November 30th thereafter through November 30, 2012: (a) a detailed written statement showing the calculation of the Revenue Earnout Amount and the EBITDA Earnout Amount owing in respect of the immediately preceding year ending September 30th, and (b) a check or wire transfer representing payment of each of the Revenue Earnout Amount and the EBITDA Earnout Amount owing in respect of the immediately preceding year ended September 30th.  Payment Agent shall be solely responsible for disbursing such amounts to the Sellers.

2.             On November 30, 2012, (a) a detailed written statement showing the calculation of the cumulative Revenue Earnout Amount and the cumulative EBITDA Earnout Amount each of which shall be calculated in accordance with Section 1.5(A)3, and (b) a check or wire transfer representing payment of each of the Revenue Earnout Amount and the EBITDA Earnout Amount owing in respect of the five (5) years ending September 30, 2012. Payment Agent shall be solely responsible for disbursing such amounts to the Sellers.

(D)          Purchaser shall, immediately following Closing, establish either a separate reporting unit or shall otherwise establish accounting provisions that would enable it to compile the foregoing results for the Earnout Business.  Purchaser will record the results of operations in such a manner as will permit the Revenue Earnout Amount and the EBITDA Earnout Amount to be ascertainable.  Such reporting unit shall initially be managed by employees of Purchaser who were previously employed by the Companies (the “Key Employees”).  The Key Employees or their successors shall manage the Earnout Business in compliance with the policies and practices of the Purchaser and its Affiliates and as any other division of Purchaser and its Affiliates.

(E)           Purchaser shall support the Earnout Business as it does each other of its divisions.

(F)           Prior to the Closing Date, Purchaser and Sellers shall negotiate in an attempt to establish an employee retention plan, effective as of the Closing Date, for the benefit of the Moncla Employees (defined below).  The terms and conditions of the plan will be determined by Sellers and Purchaser, taking into account tax, accounting, employee benefit and employment laws, and would generally provide a set amount of Four Million Two Hundred Thousand and No/100 Dollars ($4,200,000.00) (“Retention Compensation”), to be paid by Purchaser.  While the final terms of the plan are subject to negotiations between Purchaser and Sellers, their preliminary discussions include the following points:

1.             Non-Exempt Moncla Employees would receive their entire share of the Retention Compensation as soon as administratively feasible after the Closing Date.

2.             Exempt Moncla Employees whose share of the Retention Compensation is Six Thousand and No/100 Dollars ($6,000.00) or less would receive their entire share of the Retention Compensation as soon as administratively feasible after the Closing Date.

3.             Exempt Moncla Employees whose share of the Retention Compensation is in excess of Six Thousand and No/100 Dollars ($6,000.00) shall receive:

(a)           $6,000.00 as soon as administratively feasible after the Closing Date;
(b)           twenty-five percent (25%) of the balance of such Moncla Employee’s share of the Retention Compensation on the first (1st) anniversary of the Closing Date;
(c)           an additional twenty-five percent (25%) of the balance of such Moncla Employee’s share of the Retention Compensation on the second (2nd) anniversary of the Closing Date; and
(d)           the remaining fifty percent (50%) balance on the third (3rd) anniversary of the Closing Date.

4.             Any Moncla Employee not employed by Purchaser on any such anniversary shall forfeit the balance of such Moncla Employee’s share of the Retention Compensation payable on such anniversary date or at any time thereafter, provided, however, that certain of the Retention Compensation may be distributed to Moncla Employees who are not employed on such anniversary dates due to involuntary severance from employment under plan terms.

5.             Any forfeited amounts of the Retention Compensation shall be allocated to and distributed after the third anniversary of the Closing Date to those Moncla Employees who are then employed by Purchaser as stated under plan terms.

In the event that Sellers and Purchasers are able to establish a mutually acceptable plan the Initial Purchase Price otherwise payable to Sellers of MWS shall be reduced by the portion of the Retention Compensation paid as soon as administratively feasible after the Closing Date and by the present value of future payments of the balance of the Retention Compensation, based on a discount rate of 5%, in order to provide funding for such plan.

(G)          Purchaser shall make available Ten Million and No/100 Dollars ($10,000,000.00) of annual capital investment to the Earnout Business, subject to investment return and other requirements that the Purchaser uses with its other divisions.

(H)          Sellers acknowledge and accept that Purchaser may re-name the Earnout Business or any part or product thereof, and may generally change any part of the branding or marketing strategy or altogether re-brand or re-market the Earnout Business, or any part or product thereof, in each case at such time and in such manner and to such extent (and with or without notice to any Party) as the Purchaser may determine in its sole discretion.

(I)            Sellers acknowledge and accept that any obligation of the Purchaser provided for in this Section 1.5 may be performed or satisfied by one or more affiliates of the Purchaser, provided that such acknowledgement and acceptance does not release or discharge the Purchaser from that obligation.

(J)           In the event of a dispute respecting the Revenue Earnout Amount or the EBITDA Earnout Amount or the amount of interest thereon to be paid for a particular year, Sellers shall notify Purchaser within twenty (20) days after receipt, furnishing Purchaser with the reasons for the disagreement.  If the parties have not resolved their disagreements within twenty (20) days after said notice, Sellers and Purchaser shall submit the calculation to the Accountants for resolution.  If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its Subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) Purchaser and Sellers will each bear fifty percent (50%) of the fees of the Accountants for such determination.

1.6          Allocation of Purchase Price.

(A)          Sellers and Purchaser recognize that although Membership Interests are being sold, the transactions contemplated hereby are applicable asset acquisitions and forms 8594 will be prepared and timely filed with respect to them.

(B)          The Purchase Price allocable to each Company shall be allocated to each Company’s assets and goodwill in accordance with a third-party appraisal that Purchaser shall obtain between the date hereof and the Closing Date and in accordance with relevant tax and accounting guidelines. Purchaser shall provide a draft of such allocation (the “Asset Allocation”) to the Sellers at least five (5) Business Days prior to Closing.  Sellers and Purchaser shall meet before Closing to discuss the draft Asset Allocation and Purchaser shall consider any requests by Sellers for modifications to the draft Asset Allocation; however, the Asset Allocation delivered at Closing by Purchaser shall be as determined by Purchaser, but shall be in accordance with relevant tax and accounting guidelines.  The parties agree to use the Asset Allocation for purposes of each form 8594 and in connection with the application of section 751(a) of the Internal Revenue Code to the contemplated transactions.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers herewith represent and warrant to Purchaser as of the date hereof and as of the Closing Date (unless another date is expressly set forth below) that:

2.1          Business of the Companies.

The business (the “Business”) of each Company is:

MWS: Oil and gas well drilling, completion, maintenance, workover, well servicing and equipment transportation business and the performance of ancillary activities thereto, including oilfield equipment rentals.

Moncla Marine: Ownership and operation (directly or through the Marine Subsidiaries) of inland barge workover rigs that provide well completion, maintenance, workover and other well service activities along the U. S. Gulf Coast.

Brothers: Ownership and operation of trucks and related equipment that provide swabbing, anchor, tubing testing and related services for various well site applications, and the rental of power swivels.

Drilling: Ownership of pumps and related equipment and operation of rigs used to provide drilling services.

4M: Ownership and leasing of well service rigs and related equipment to MWS and Moncla Marine.

L C M: Ownership and rental of real estate to MWS.

The phrase “in the ordinary course” for a particular company means in the course of performing any one or more of the activities enumerated for such company, consistent with past practices of such company in the ordinary course of normal day to day operations.

2.2          Existence and Power.

(A)          MWS is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana, and MWS has all corporate powers and all governmental licenses, permits, authorizations, consents and approvals required to carry on its Business as now conducted.  MWS is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary.  Sellers have heretofore delivered to Purchaser true and complete copies of MWS’ Articles of Incorporation and By-Laws as currently in effect.

(B)          Well Service is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and Well Service has all corporate powers and all governmental licenses, permits, authorizations, consents and approvals required to carry on its Business as now conducted.  Well Service is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary.  Sellers have heretofore delivered to Purchaser true and complete copies of Well Service’s Articles of Incorporation and By-Laws as currently in effect.

(C)          Each other Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Louisiana, and each such Company has all powers and all governmental licenses, permits, authorizations, consents and approvals required to carry on its Business as now conducted.  Each such Company is duly qualified to conduct business as a foreign limited liability company and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary.  Sellers have heretofore delivered to Purchaser true and complete copies of each such Company’s Articles of Organization and Operating Agreement as currently in effect.

2.3          Authorization.

(A)          The execution, delivery and performance by Sellers of this Agreement and the consummation by Sellers of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, except as may be required under 15 U.S.C. § 18a.

(B)          Sellers have all requisite power and authority to execute and deliver this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Sellers and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action, and no other action on the part of the Sellers is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Sellers and constitutes the valid and legally binding obligation of the Sellers enforceable against the Sellers in accordance with its terms.

2.4          Non-Contravention.

The execution, delivery and performance by Sellers of this Agreement and the consummation by Sellers of the transactions contemplated hereby do not and will not:

1.             contravene or conflict with the Articles of Incorporation and By-Laws of MWS or the Articles of Organization or Operating Agreement of each other Company (other than any right of first refusal in favor of any Company and some or all Sellers, in each case, which shall be waived at Closing),

2.             contravene or conflict with or constitute a violation of any provision of law, regulation, judgment, injunction, order or decree binding upon or applicable to Sellers or the Companies, or

3.             except as disclosed in Schedule 2.4, require any consent, approval or other action by any person or constitute a default under any obligation of Sellers or the Companies under any provision of any contract or other instrument binding upon Sellers or the Companies other than contracts and obligations that will be terminated and fully discharged at the Closing and other than contracts which provide that they may be cancelled unilaterally upon notice to Sellers or the Companies, without penalty or economic consequences adverse to the Companies.

2.5          Subsidiaries.

No Company owns, directly or indirectly, any capital stock, equity interest or other ownership interest in any Company, partnership, association, joint venture, limited liability company or other entity except that 4M owns sixty-four percent (64%) of the Membership Interests of Drilling, MWS owns one hundred percent (100%) of the outstanding shares of Well Service, and Moncla Marine owns one hundred percent (100%) of the Membership Interests of Marine Subsidiaries.

2.6          Related Entities.

Except as set forth on Schedule 2.6, no Seller owns an interest in any non-publicly traded entity other than the Companies, or five percent (5%) of any publicly-traded entity.  Schedule 2.6 contains a full description of the businesses of such entities and a description of any business any entity conducts with any Business.

2.7          Financial Statements.

The balance sheet of each Company for the year ended December 31, 2006 (such date referred to herein as the “Balance Sheet Date” and such balance sheet the “Balance Sheet”), and the related statements of income for the year ended December 31, 2006 (collectively, the “Financial Statements”), have been previously delivered to Purchaser.  The Financial Statements were prepared in accordance with GAAP applied on a consistent basis.  The Financial Statements fairly present the financial position of each Company as of the date thereof and its results of operations for the period then ended.  The unaudited balance sheet and income statement as of and for the four (4) months ended April 30, 2007 (the “Interim Financial Statements”), attached hereto as Schedule 2.7 were prepared in accordance with

GAAP applied on a consistent basis and fairly present in all respects the financial position of each Company as of the date thereof and the results of operations for the periods then ended, subject to the following qualifications:

(A)          Many accruals of expense are not made until year end, e.g., profit sharing contributions, performance bonuses, safety awards;

(B)          Purchase commitments not booked;

(C)          Write offs of accounts receivable not done until year end;

(D)          Depreciation schedules are incomplete until year end.

2.8          Absence of Certain Changes.

Since the Balance Sheet Date to the date hereof, each Company has conducted its Business in the ordinary course consistent with past practice and, except as set forth in Schedule 2.8 or permitted under the Agreement, there has not been:

(A)          Any event, occurrence, development or state of circumstances or facts which has had an adverse effect on any Company;

(B)          Any incurrence, assumption or guarantee of any indebtedness for borrowed money or any purchase money obligation or other debt or liability, other than draws upon existing lines of credit in the maximum amount of Seven Million Two Hundred Thousand and No/100 Dollars ($7,200,000.00) in accordance with ordinary course consistent with past practice;

(C)          Any creation or other incurrence of any Lien (as defined in Section 2.9) on any asset of any Company, except for Permitted Liens;

(D)          Any making of any loan, advance or capital contributions to or investment in any person;

(E)           Any damage, destruction or other casualty loss affecting any of the assets of any Company;

(F)           Any transaction or commitment made, or any contract or agreement entered into, by any Company relating to its assets or its Business or any relinquishment of any contract or other right, other than transactions and commitments (including acquisitions and dispositions of equipment) in the ordinary course of the Business of such Company consistent with past practice;

(G)          Any general or specific increase in the salary or other compensation (including, without limitation, bonuses, profit sharing, deferred compensation or other employee benefits) payable or to become payable to any employees of the Companies, except in the ordinary course of the Business consistent with past practice and then only with respect to employees who are not Sellers;

(H)          Any labor dispute other than routine individual grievances, any activity or proceeding by a labor union or representative thereof to organize any employees of the Companies, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Companies;

(I)            Any declaration, setting aside or payment of dividends on the Shares or distributions, other than for personal income taxes, in respect of Membership Interests in cash or in the form of assets, or any redemption, purchase or other acquisition of any other securities of the Companies.  Such distributions by the Companies other than MWS and Well Service, are calculated at forty percent (40%) of the estimated federal taxable income of those Companies from August 1, 2007 through the Closing Date.

(J)           Any amendment to the Articles of Incorporation, By-Laws, Articles of Organization, Operating Agreement or other organizational documents;

(K)          Any change in its tax or accounting methods, principles or practices other than as required by GAAP; or

(L)           Any agreement or understanding entered into to do any of the foregoing.

2.9          Properties.

(A)          The Companies have good and marketable title to, or in the case of leased property, valid leasehold interests in, all property and assets (whether real or personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practice.

(B)          Schedule 2.9(B) is a full, true and correct description of all real (immovable) property owned or leased (as a lessee) by any Company, and whether such property is owned or leased.

(C)          Schedule 2.9(C) is a full, true, and correct description of all personal (movable) property owned or leased by any Company, describes the location of such property, identifies the owner or lessee and lessor of such property.

(D)          None of such properties or assets is subject to any liens, mortgages, security interests or other encumbrances (herein “Liens”) except:

1.             Liens disclosed on the Balance Sheet;

2.             Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet);

3.             Liens disclosed in Schedule 2.9(D) or which will be discharged at the Closing;

4.             Liens in favor of vendors and lessors incurred in the ordinary course of the Business.

Clauses (1) through (4) are collectively, referred to herein as “Permitted Liens”.

(E)           Except as set forth on Schedule 2.9(E), or reflected on the Interim Financial Statements, to the knowledge of Sellers, there are no developments affecting any of such properties or assets pending or threatened which could detract from the value of such property or assets, interfere with any present or intended use of any such property or assets or affect the marketability of such properties or assets.

(F)           Schedule 2.9(F) contains a schedule of all leases of real and personal property with respect to which any Company is a lessee or a lessor and which provide for rentals in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00) per annum, identifies the terms of the lease, the property affected by the lease, and the name of the Company that is a lessor or lessee. Each such lease is valid, binding and enforceable against the lessor and lessee in accordance with its terms and there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default.

2.10        No Undisclosed Liabilities.

Except as disclosed on Schedule 2.10, as of July 31, 2007, there are no liabilities of the Companies of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and to the best of Sellers’ knowledge, there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities disclosed or provided for in the July 31, 2007 Financial Statements attached as Schedule 2.10.

2.11        Litigation.

Except as set forth in Schedule 2.11, as of the date hereof there is no action, suit, investigation or proceeding (or any basis therefore) pending against, or to the knowledge of Sellers threatened against or affecting, Sellers, the Companies or any of their or its properties before any court or arbitrator or any governmental body, agency, official or authority, which, individually or in the aggregate, if determined or resolved adversely to Sellers or the Companies in accordance with the plaintiff’s demands, would reasonably be expected to result in a judgment in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00), or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

2.12        Insurance.

(A)          Sellers have heretofore provided true and correct copies of all insurance policies to which any Company is a party currently, or under which any director of any Company is covered.  Schedule 2.12(A) consists of:

1.             a list of all policies of insurance to which any Company is a party or under which any Company, or any director of any Company, is or has been covered at any time within the five (5) years preceding the date of this Agreement;

2.             true and complete copies of all pending applications for policies of insurance; and

3.             any statement by the auditor of any Company’s financial statements with regard to the inadequacy of such entity’s coverage or of the reserves for claims.

(B)          Schedule 2.12(B) describes:

1.             other than the policies listed in 2.12(A) above, any self-insurance arrangement by or affecting any Company, including any reserves established thereunder;

2.             any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by any Company; and

3.             all obligations of the Companies to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

(C)          Schedule 2.12(C) sets forth, by year, for the current policy year and each of the five preceding policy years:

1.             a summary of the loss experience under each policy;

2.             a statement describing each claim under an insurance policy for an amount in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00) which sets forth:

(a)           the name of the claimant;
(b)           a description of the policy by insurer, type of insurance, and period of coverage; and
(c)           the amount and a brief description of the claim; and

3.             a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(D)          Except as set forth on Schedule 2.12(D):

1.             All policies to which any Company is a party or that provide coverage to any Seller, any Company, or any director or officer of a Company:

(a)           are valid, outstanding, and enforceable;
(b)           are issued by an insurer that is financially sound and reputable;
(c)           taken together, provide adequate insurance coverage for the assets and the operations of the Companies for all risks to which the Companies are normally exposed;
(d)           are sufficient for compliance with all legal requirements and contracts to which any Company is a party or by which any of them is bound;
(e)           will continue in full force and effect following the consummation of the transactions; and

(f)            do not provide for any retrospective premium adjustment or other experienced-based liability on the part of any Company.

2.             No Seller or Company has received (a) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (b) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

3.             The Companies have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which any Company is a party or that provides coverage to any Company or director thereof.

4.             The Companies have given notice to the insurer of all claims that may be insured thereby.

5.             Except as disclosed on Schedule 2.12(D)5, as of the date hereof there is no claim by any Company pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies

2.13         Material Contracts.

(A)          Except as disclosed in Schedule 2.13(A) and elsewhere in this Agreement, as of the date hereof the Companies are not a party to or subject to.

1.             Any lease of real or immovable property, whether as lessor or lessee;

2.             Any lease of personal or movable property as lessor or lessee, other than equipment leased from third parties and sublet to customers in the ordinary course of the Business;

3.             Any contract for the purchase of materials, supplies, goods, services, equipment or other assets, other than contracts which do not require payments in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) individually;

4.             Any sales, distribution or other similar agreement providing for the sale by the Companies of materials, supplies, goods, services, equipment or other assets, other than to customers in the ordinary course of the Business;

5.             Any partnership, joint venture or other similar contract, arrangement or agreement;

6.             Any contract relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset);

7.             Any license, franchise or similar agreement;

8.             Any agency, dealer, sales representative or other similar agreement;

9.             Any contract or commitment that limits the freedom of the Companies to compete in any line of business or with any person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any asset or which would so limit the freedom of the Companies after the Closing;

10.          Any consulting agreement;

11.          Any contract relating to any guaranty or indemnity issued by the Companies;

12.          Any agreement relating to the acquisition or disposition of any part of the Business;

13.          Any other contract or commitment not made in the ordinary course of the Business consistent with past practice or any other contract or commitment which involves consideration individually in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00);

14.          Any agreement under which the Companies have advanced or loaned any amount of money to any director, officer or employee;

15.          Any contract relating to employment, severance or similar arrangements; or

16.          Any leases or other contracts with respect to the furnishing of rental tools or other items of equipment to customers which, individually or in the aggregate involve more than five percent (5%) of the value of all pipe, rental tools and equipment owned by the Companies.

17.          Any master service agreement or similar agreement providing terms and conditions for providing well services to the top twenty customers of the Companies for the first six months of 2007, based upon billings to such customers.

(B)          Each contract to which any Company is a party is a valid and binding agreement of such Company, and, to the knowledge of Sellers, as of the date hereof is in full force and effect, and neither the Companies nor, to the knowledge of Sellers, any other party thereto is in default or breach in any respect under the terms of any such contract, nor, to the knowledge of Sellers, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any such default or breach.

2.14        Licenses and Permits.

Schedule 2.14 correctly describes each governmental license, permit, authorization, consent or approval affecting, or relating in any way to, any Company and its business, together with the name of the governmental agency or entity issuing such license or permit (the “Permits”).  Except as set forth on Schedule 2.14, such Permits are valid and in full force and effect and will not be terminated or impaired or become terminable as a result of the transactions contemplated hereby.

2.15        Compliance with Laws; No Defaults.

(A)          The Companies are not in violation of, to Sellers’ knowledge have not since January 1, 2004, violated, and to Sellers’ knowledge are not under investigation with respect to or have not been threatened to be charged with or given notice of any violation of, any law, rules, ordinances or regulations, judgments, injunctions, orders or decrees binding upon or applicable to the Company, except for any violations set forth in Schedule 2.15(A).

(B)          The Companies are not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under any contract or other instrument binding upon any Company or affecting or relating to its business or any license, authorization, permit, consent or approval held by any Company or affecting or relating to its business, except as otherwise disclosed in Schedule 2.15(B).

2.16        Receivables.

(A)          All accounts, notes and other receivables (other than receivables collected since December 31, 2006, or written off and not reflected on the April 30, 2007 balance sheet) reflected on the Balance Sheet are, and all accounts, notes and other receivables arising out of or otherwise relating to the Companies’ Business as of the Closing will be, valid, binding and enforceable, subject to applicable laws governing bankruptcy, moratorium or creditors’ rights generally which may prevent their enforcement and have arisen only from bona fide transactions entered into in the ordinary course of the Business.  All accounts, notes and other receivables arising out of or otherwise relating to the Business at the date of the Interim Financial Statements (other than those previously written off) have been included in the Interim Financial Statements, and all accounts, notes and other receivables arising out of or otherwise relating to the Business at the Closing Date will be reflected in the Interim Financial Statements (net of allowance for doubtful accounts).  Schedule 2.16(A) contains an accurate aging of all accounts, notes and other receivables and bad debt write offs by the Companies for the period January 1, 2007 through April 30, 2007.

(B)          Sellers herewith represent and guarantee the collectibility of the accounts receivable reflected as outstanding in the Interim Financial Statements (net of allowance for doubtful accounts).  To the extent any of these receivables are not collected within one hundred twenty (120) days following the Closing, Moncla shall repurchase them from Purchaser at book value as reflected in the Interim Financial Statements and Sellers will thereafter have the right to collect them.

(C)          Schedule 2.16(A) lists the accounts receivable which have been written off by the Companies at April 30, 2007, and will be transferred to PWSC, L.L.C. at or before the Closing and it will be allowed to pursue collection of them.

2.17        Intellectual Property.

(A)          Schedule 2.17(A) sets forth as of April 30, 2007, a list of all intellectual property rights (herein “Intellectual Property Rights”) used or held for use or otherwise necessary in connection with the conduct of the Business, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right and if Seller is not the owner, the rights held by the Companies; (iii) the jurisdictions by or in which such Intellectual Property Right is recognized, issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iv) licenses, sublicenses and other agreements as to which the Companies are a party and pursuant to which any person is authorized to use such Intellectual

Property Right, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

(B)          Except as set forth in Schedule 2.17(B), the Companies have not since December 31, 2006, been sued or charged in writing with or been a defendant in any claim, suit, action or proceeding relating to its business that has not been finally terminated prior to the date hereof and that involves a claim of infringement by the Companies of any intellectual property rights of any other person, and (ii) the Companies have no knowledge of any basis for any such claim of infringement, and no knowledge of any continuing infringement by any other person of any intellectual property rights used or held for use or otherwise necessary in connection with the conduct of the Business.  No such intellectual property right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Companies or restricting the licensing thereof by the Companies to any Person.  The Companies have not entered into any agreement to indemnify any other person against any charge of infringement of any intellectual property rights.

(C)          As used herein, the term “Intellectual Property Rights” means any trade name, trademark, service name, service mark, copyright, invention, patent, trade secret, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

2.18        Employees.

Schedule 2.18 identifies all of the Companies’ Managers, officers and key employees as of April 30, 2007.  None of such key employees has indicated to the Companies that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement, except as set forth on Schedule 2.18 hereto.

2.19        Fees.

No investment banker, broker, financial advisor, finder or other intermediary who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement has been retained by or authorized to act on behalf of Sellers, other than Simmons & Company, International.

2.20        Labor Matters.

The Companies are in compliance with all currently applicable laws respecting employment and employment practices (including terms and conditions of employment, wages and hours) and are not engaged in any unfair labor practice, the failure to comply with which or engagement in which, as the case may be, would reasonably be expected to have an adverse effect on the Business.  There is no unfair labor practice complaint pending or, to the knowledge of Sellers, threatened against any Company before the National Labor Relations Board or before any other state or local board, agency or tribunal.

2.21        Capitalization.

(A)          The entire authorized capital stock of MWS consist of ten thousand (10,000) shares of common stock, no par value (“Common Stock”), of which one thousand, ninety-eight (1,098) shares will be issued and outstanding following completion of the transaction described in Section 1.1(A) above.  All of the issued and outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and non-assessable.

(B)          Except for the right of first refusal in favor of MWS and the shareholders contained in Article VIII of the Articles of Incorporation of MWS (as amended) and the By-Laws of MWS and the right of first refusal in favor of the Companies and the Members which may be contained in the Operating Agreement or each Company (as amended):

1.             All outstanding Membership Interests and Shares are owned by the Sellers, and are free and clear of any security interests, options, warrants, calls, purchase rights, conversion rights, exchange rights, trusts, voting trusts or other contracts or commitments relating to any Membership Interest, the Shares of or other security of the Companies (other than this Agreement);

2.             There are no outstanding or authorized options, warrants, purchase rights, conversion rights, exchange rights, trusts, voting trusts or other contracts or commitments that could require the Companies to issue, sell or otherwise cause to become outstanding any of its Shares and Membership Interests;

3.             There are no outstanding or authorized stock appreciation, phantom membership interest, profit participation or similar rights with respect to the Companies’ Shares and Membership Interests; and

4.             There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the Companies’ Shares and Membership Interests.

(C)          The holders of the Shares and Membership Interests are set forth on Schedule 2.21(C) hereto.

All of the Membership Interests and Shares registered in the names of the above persons may be conveyed by them without the consent of any person, other than consents of the Companies and the other Shareholders and Members which are waivable by them at or prior to the Closing Date.

2.22        Other Information.

None of the documents or information delivered to Purchaser in connection with the transactions contemplated by this Agreement contains any untrue statement of a fact or omits to state a fact necessary in order to make the statements contained therein not misleading.

2.23        Environmental Matters.

Except for matters disclosed in Schedule 2.23 hereto, neither Sellers nor the Companies have received any written or oral notice and nothing has come to their attention to the effect that: (a) the properties, operations and activities of the Companies are not in compliance with all applicable Environmental Laws (as defined in Section 12.10 hereof); (b) the Companies and the properties and operations of the Companies are subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or governmental authority under any Environmental Law; (c) all Permits, if any, required to be obtained or filed by the Companies under any Environmental Law in connection with the business of the Companies have not been obtained or filed and any required Permits are not valid and currently in full force and effect; (d) there has been any release of any hazardous substance, pollutant or contaminant into the environment by the Companies in connection with its properties or operations; and (e) there has been any exposure of any person or property to any hazardous substance, pollutant or contaminant in connection with the properties, operations and activities of the Companies.  The Companies have made available to the Purchaser all internal and external environmental audits and studies and all correspondence on substantial environmental matters (in each case relevant to the Companies) in the possession of the Companies or the Sellers.

2.24        409A.

No employee of any Company has a right to receive additional compensation based on the Purchase Price for the sale of such Company.

2.25        Accrued Vacation.

Except as set forth on Schedule 2.25, no employee of any Company has any accrued vacation time or leave.

2.26        Severance Obligations.

No Company has any severance or similar plan for any employee.

2.27        Employment Contracts.

No Company has any employment contract or agreement with any employee.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers that:

3.1          Organization and Existence.

Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and is qualified to do business in Louisiana.

3.2          Corporate Authorization.

The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action on the part of Purchaser.  This Agreement constitutes a valid and binding agreement of Purchaser.

3.3          Governmental Authorization.

The execution, delivery and performance by Purchaser of this Agreement requires no action by or in respect of, or filing with, any governmental body, agency, official or authority, except as may be required by 15 U.S.C. § 18a.

3.4          Non-Contravention.

The execution, delivery and performance by Purchaser of this Agreement does not and will not (i) contravene or conflict with the Articles of Organization or By-Laws of Purchaser, or (ii) assuming compliance with the matters referred to in Section 3.3, contravene or conflict with any provision of any law, regulation, judgment, injunction, order or decree binding upon Purchaser.

3.5          Fees.

There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or commission from Sellers upon consummation of the transactions contemplated by this Agreement.

3.6          Financing.

Purchaser will have on the Closing Date sufficient funds available to purchase the Shares and Membership Interests and to satisfy the condition of Section 1.4(L).

3.7          Litigation.

There is no action, suit, investigation or proceeding pending against, or to the knowledge of Purchaser threatened against or affecting, Purchaser before any court or arbitrator or any governmental body, agency or official which in any matter challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby.

3.8          Liberty and Lafayette Yards.

Purchaser has provided Sellers with a list of equipment in Purchaser’s Liberty and Lafayette yards and with copies of Purchaser’s financial statements for the years for 2006 and the first half of 2007 for such yards prepared in accordance with GAAP.  At Closing, Purchaser will contribute such yards to the Earnout Business.

3.9          Employees.

Purchaser has no present intention to terminate any current employee of the Companies who is able to meet Purchaser’s pre-employment qualifications.

ARTICLE IV
COVENANTS OF SELLERS

4.1          Non-Competition; Non-Solicitation; Business Opportunities.

(A)          In recognition of, among other things, the nature and scope of the business and goodwill of the Companies all of the remaining Shares and Membership Interests of which are being acquired by Purchaser, the substantial impairment of value to Purchaser if Sellers were to compete with Purchaser, the consideration being paid for this covenant and the reasonable restrictions and limitations imposed hereby, Sellers agree that from the Closing Date until the second anniversary of the Closing Date in the case of Sellers who do not become Key Affiliate Employees, and until the second anniversary of the termination of employment, for whatever reason, for those Sellers who do become Key Affiliate Employees, Sellers shall not:

1.             Enter into any competitive endeavors, nor undertake any commercial activity, which competes with the Business which were conducted by the Companies immediately prior to the Closing Date and which the Companies continue to conduct within the following Parishes in the State of Louisiana: Acadia, Allen, Ascension, Assumption, Avoyelles, East Baton Rouge, Beauregard, Bossier, Caddo, Calcasieu, Cameron, Evangeline, Iberia, Iberville, Jefferson, Jefferson Davis, Lafayette, Lafourche, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, St. Bernard, St. Charles, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Terrebonne, and Vermilion, which are all of the parishes in Louisiana in which the Companies are currently doing business, and, to the extent enforceable under the laws of the following states (the laws of which are herewith adopted as governing for this purpose), the States of Texas, Mississippi, Alabama and Florida (the “Geographic Area”), including, without limitation: (i) drilling, completing or reworking, maintaining and servicing oil, gas or other mineral wells and all activities related thereto, including, but not limited to site preparation and waste disposal; (ii) leasing, renting, providing or seeking to lease, or rent equipment of types provided by the Companies immediately prior to the Closing Date which compete with any goods or services leased, rented or provided by the Companies; and (iii) being an owner (except for passive investments of not more than one percent (1%) of the outstanding Membership Interests of, or any other equity interest in, any company or entity listed or traded on a national securities exchange or in an over-the-counter securities market), agent or representative of any person in the Geographic Area which directly competes with any line or lines of business of the Companies which were conducted by the Companies immediately prior to the Closing Date; or

2.             Solicit customers of the Business within the Geographic Area for the purpose of selling or providing any service described in sub-paragraph 1 above.

3.             Employ or solicit, or receive or accept the performance of services by any employee of the Companies or encourage or induce any such person to terminate his or her employment with the Companies for the purpose of employing him in the Geographic Area.

Notwithstanding the foregoing, Sellers may continue to own their Shares and Membership Interests in Location Supply & Specialty, Inc., PWSC, L.L.C. and LM Industries, L.L.C.

(B)          The consideration for this Agreement by Sellers is the payment by Purchaser of the sum of One Hundred Thousand and No/100 Dollars ($100,000.00) cash to Sellers on the Closing Date in proportion to their shares of Cash at Closing.

(C)          The Sellers acknowledge that the covenants contained in this Agreement are made ancillary to the sale of the Shares and Membership Interests by the Sellers, are reasonably necessary to protect the Business, and the trade secrets and goodwill thereof, being acquired by Purchaser, and do not impose an undue or unreasonable hardship upon the Sellers.  The Sellers acknowledge further that Purchaser considers the covenants contained herein to be fundamental conditions for the consummation of the transactions contemplated by this Agreement, and that Purchaser would not consummate such transactions in the absence of such covenants.

(D)          In the event of a breach by any Seller of the provisions of this Section 4.1, Purchaser may, but shall not be required to, offset that Seller’s portion of the unpaid portion of the Earnout by the amount of actual damages sustained by Purchaser as a result thereof, first, before seeking payment from that Seller.

(E)          Purchaser and the Sellers each agree that it is their intention that if any portion of this Agreement is found by a court of competent jurisdiction to be unenforceable, including, without limitation, as to the duration, geographic area or scope of activities covered by the covenants contained herein, this Agreement shall be reformed by the court to give Purchaser the maximum protection permitted by law and, as reformed, shall be agreed to by the parties and enforced by the court prospectively.  If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, and shall not be reformed as set forth in the immediately preceding sentence, such provision shall be of no force or effect, but the illegality and unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

4.2          Conduct of the Business.

From the date hereof until the Closing Date, Sellers shall cause the Companies to conduct the Business in the ordinary course consistent with past practice and use the Companies’ best efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present officers and employees.  Without limiting the generality of the foregoing, from the date hereof until the Closing Date, without the prior written consent of Purchaser, Sellers shall not cause the Companies to:

(A)          Merge or consolidate with any other person or acquire the assets of any other person, other than pipe, tools and equipment purchased in the ordinary course of the Business;

(B)          Sell, lease, license or otherwise dispose of any assets except (1) pursuant to existing contracts or commitments, and (2) in the ordinary course of the Business consistent with past practices;

(C)          Amend its Articles of Organization, bylaws or other organizational documents;

(D)          Issue, deliver, sell, pledge or otherwise encumber any Membership Interests or any securities convertible into, or exchangeable or exercisable for, Membership Interests;

(E)          Except for borrowings under existing credit facilities in the ordinary course of business, (1) incur any obligation for borrowed money or purchase money indebtedness, or (2) make any loan, advance, guarantee, capital contribution or investment in any person;

(F)           Make any change in its accounting methods, principles or practices other than as required by GAAP;

(G)          Waive the benefits of, or agree to modify, any confidentiality, standstill or similar agreement;

(H)          Except for changes made in the ordinary course of business not involving Sellers or officers or key employees of the Companies, increase or otherwise modify (except as contemplated by this Agreement) the compensation of their employees, including salaries, bonus or other employee benefits, or severance payments or obligations, or enter into or modify the terms of any employment, severance or collective bargaining agreement;

(I)            Except as elsewhere disclosed in this Agreement, and except for existing commitments and capital expenditures as may be necessary to perform obligations under existing contracts or maintain the assets in the event of damage thereto, and except as provided in Schedule 4.2(I) hereto make any capital expenditure other than in the ordinary course of the Business or in an amount in excess of Two Million and No/100 Dollars ($2,000,000.00);

(J)           Adopt or amend any employee benefit plan or other compensation arrangement, including, without limitation, any Employee Plan and Benefit Arrangement, except as otherwise provided under Section 8.3 hereof;

(K)          Take or agree or commit to take any action that would make any representation and warranty of Sellers hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date or omit or agree to commit or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time; or

(L)           Agree or commit to do any of the foregoing.

4.3          Access to Information.

Sellers will:

(A) give Purchaser, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Companies;

(B) furnish to Purchaser, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Companies as such persons may reasonably request; and

(C) instruct its employees, counsel and financial advisors to cooperate with Purchaser in its investigation of the Companies; provided, however, Purchaser shall utilize the minimum number of personnel as will not interfere with the conduct of the Companies’ business and shall utilize them only at the times the Companies are open for business.  No investigation by Purchaser or other information received by Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers hereunder.

4.4          Notices of Certain Events.

Sellers shall promptly notify Purchaser of:

(A)          Any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

(B)          Any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

(C)          Any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Companies or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to ARTICLE II hereto or that relate to the consummation of the transactions contemplated by this Agreement;

(D)          any fact or condition that would constitute a breach of any representation of ARTICLE II hereto as of the date of this Agreement, or, if any Seller becomes aware of the occurrence, after the date of this Agreement, of any fact or condition that would constitute a breach of any representation, had such representation been made, as of the time of such occurrence or as of the discovery of such fact or condition; or

(E)           the occurrence of a breach of any covenant of this ARTICLE IV.

ARTICLE V
COVENANTS OF PURCHASER

Purchaser agrees that:

5.1          Access.

On and after the Closing Date, Purchaser will afford promptly to Sellers and their agents reasonable access to the Companies’ properties, books, records, employees and auditors to the extent necessary to permit Sellers to determine any matter relating to their rights and obligations hereunder and Sellers’ federal and state income and other tax liabilities with respect to any period ending on or before the Closing Date and shall maintain them for a period of five (5) years following the Closing or for such longer period as any audit (private, tax or other governmental) of those documents is continuing; provided that any such access by Sellers shall not unreasonably interfere with the conduct of the Business of the Companies or Purchaser.  Sellers will hold, and will use their best efforts to cause their officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Purchaser or the Business provided to them pursuant to this Section 5.1.

5.2          No Election Under Section 338.

Purchaser shall not cause nor shall MWS make or file any election under any provision of section 338, including section 338(h)(10), of the Code with respect to the transactions contemplated by this Agreement.

5.3          Confidentiality.

Prior to the Closing Date and for a period of three (3) years after any termination of this Agreement without Closing, Purchaser will hold, and will use its best efforts to cause its respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information (including, without limitation, confidential commercial information and information with respect to customers and proprietary systems, technologies or processes) concerning the Business or which the Companies or Sellers furnished to Purchaser in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by Purchaser, (ii) in the public domain through no fault of Purchaser or (iii) later lawfully acquired by Purchaser from sources other than the Companies or Sellers; provided, that Purchaser may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by Purchaser of the confidential nature of such information and are directed by Purchaser to treat such information confidentially.  This obligation shall be satisfied if Purchaser exercises the same reasonable and customary care, in light of the industry and its past practices, with respect to such information as it would take to preserve the confidentiality of its own confidential information.  If this Agreement is terminated without Closing, Purchaser will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Sellers, upon request, all documents and other materials, and all copies thereof, obtained by Purchaser or on their behalf from Sellers or the Companies in connection with this Agreement that are subject to such confidence.  If this Agreement is not terminated and Closing occurs, Purchaser agrees that it will retain all documents and other materials obtained by Purchaser from Sellers or the Companies in connection with this Agreement and the transactions contemplated hereby for a reasonable and customary period of time and will not destroy any material documents during such period without first providing Sellers with the opportunity of making copies thereof.

5.4          Non-Solicitation.

Prior to the Closing Date and for a period of three (3) years after termination of this Agreement without Closing, Purchaser shall not solicit for hire, as an employee or independent contractor, any current employee of the Companies who comes to Purchaser’s attention as a result of its evaluation of the Companies, or otherwise, without the Companies’ consent except in the case of employees who respond to general solicitations or advertisements of Purchaser that are not directed in particular to such employees.

ARTICLE VI
COVENANTS OF SELLERS AND PURCHASER

Sellers and Purchaser hereto agree that:

6.1          Best Efforts; Further Assurances.

Subject to the terms and conditions of this Agreement, each of Sellers and Purchaser will use their and its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.  Sellers and Purchaser each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement, but without expanding the obligations and responsibilities of any party hereunder.

6.2          Certain Filings.

Sellers and Purchaser shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts, in connection with the consummation of the transactions contemplated by this Agreement, including the filing of all notices under 15 U.S.C. § 18a, and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

6.3          Public Announcements.

The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation.

6.4          Notice of Developments.

Each party to this Agreement will give prompt written notice to the other of any adverse development causing a breach of any of its representations and warranties under this Agreement, except for accidents or occurrences which may give rise to liabilities of the Companies but with respect to which Sellers reasonably believe will be covered by insurance.

6.5          No Solicitation.

From and after the date of this Agreement until the termination of this Agreement in accordance with its terms, neither any Company, any Seller nor any officer, director, employee, agent or representative of any Company shall, directly or indirectly, solicit or encourage, including by way of furnishing information, the initiation of any inquiries or proposals regarding, or engage in or continue any discussions or enter into any agreements regarding, any merger, tender offer, sale of Stock or Membership Interests or similar business combination transactions involving any or all of the Business, or any sale of all or substantially all the assets of the Business, other than in connection with the transaction with Purchaser contemplated herein.

6.6          Waivers.

Sellers shall waive, and shall cause each Company to waive, all rights of first refusal that may exist in connection with the consummation of the transactions provided for herein.

ARTICLE VII
TAX MATTERS

7.1          Tax Definitions.

The following terms, as used herein, have the following meanings:

“Pre-Closing Taxable Period” means all or a portion of (i) any taxable period up to and including the Closing Date or (ii) any taxable period with respect to which the Tax is computed by reference to Tax Items, assets, capital or operations of the Companies arising on or before, or existing as of, the Closing Date.

“Post-Closing Taxable Period” means all or a portion of (i) any taxable period after the Closing Date or (ii) any taxable period with respect to which the Tax is computed by reference to Tax Items, assets, capital or operations of the Companies arising after, or existing subsequent to, the Closing Date.

“Tax” means: (i) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, lease, ad valorem, franchise, margin, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax (a “Taxing Authority”), and (ii) any liability to any person (including any applicable Taxing Authority) in respect of any tax included in Clause (i) above by reason of Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law as a transferee or successor, by contract or otherwise), regardless of whether or not shown as due and payable on a Tax Return.

7.2          Tax Matters.

Sellers hereby represent and warrant to Purchaser as of the date hereof and as of the Closing Date that, except as provided in Schedule 7.2 hereto:

(A)          The Companies have paid or accrued for all taxes of the Companies attributable to any Pre-Closing Tax Period.

(B)          (i) All returns and reports (“Tax Returns”) of or with respect to any Tax which is required to be filed on or before  the Closing Date by or with respect to the Companies have been or will be duly and timely filed; (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been or will be so included and all information provided in each such Tax Return is true, correct and complete in all respects; (iii) all Taxes which have become or will become due with respect to the period covered by each such Tax Return have been or will be timely paid in full; (iv) all withholding Tax requirements imposed on or with respect to the Companies have been or will be satisfied in full; and (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax.

(C)          No Seller or director or officer (or employee responsible for Tax) of any of the Companies expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed.  There is no foreign, federal, state or local Tax dispute or claim concerning any Tax Liability of MWS or any of the Companies either (i) claimed or raised by any authority in writing; (ii) pursuant to a request for information related to Tax Matters; (iii) pursuant to a notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or accessed by any taxing authority; or (iv) as to which any of the Sellers and the directors and officers (and employees responsible for Tax) of the Companies has knowledge based upon personal contact with any agent of such authority.

(D)          There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Companies, or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Companies.

(E)           The total amounts set up as liabilities for current and deferred Taxes in the Balance Sheet are sufficient to cover the payment of all Taxes, whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due by or with respect to the Companies up to and through the periods covered thereby.

(F)           There are no Tax allocation or sharing agreements affecting the Companies.

(G)          Neither MWS nor any of the Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in the method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Code section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(H)          With the exception of MWS and Well Service, each of the Companies has been treated as a valid partnership or disregarded entity for Tax purposes.

(I)            No claim has ever been made by an authority in a jurisdiction where any of the Companies does not file Tax Returns that any of the Companies are or may be subject to taxation by that jurisdiction.

(J)           There are no Liens for Taxes upon any of the assets of the Companies.

(K)          The Companies have disclosed on their federal income Tax Returns all positions taken herein that could give rise to a substantial understatement of federal income Tax within the meaning of section 6662 of the Code.

(L)           None of the Companies have made any payments, is obligated to make any payment, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under federal, state, or local Tax law, other than tickets for sporting events and entertainment.

(M)          None of the Companies has been a United States real property holding corporation within the meaning of Code section 897(c)(2) during the applicable period specified in Code section 897(c)(1)(A)(ii).

7.3          Tax Cooperation: Allocation of Taxes.

(A)          Purchaser and Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Companies, the non-compete covenant described in Section 4.1 hereinabove and the Business as is reasonably necessary for the filing of all tax returns, and making of any election related to taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any tax return.  Sellers and Purchaser shall cooperate with each other in the conduct of any audit or other proceeding related to taxes involving the Business and each shall execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this Section 7.3(A).

(B)          Any transfer, documentary, sales, use or other taxes arising in connection with the transactions contemplated by this Agreement and any recording or filing fees with respect thereto (each, a “Transfer Tax”) shall be the responsibility of Purchaser.

ARTICLE VIII
EMPLOYEE BENEFITS

8.1          Employee Benefits Definitions.

The following terms, as used herein, shall have the following meanings:

“Benefit Arrangement” means any employment, consulting, severance or similar contract or memorandum of understanding, or any other contract, plan, policy or arrangement (whether or not written) providing for compensation, bonus, supplemental income, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) that (i) is not an Employee Plan; (ii) is sponsored, maintained, administered or contributed to, or has been so sponsored, maintained, administered or contributed to within six years prior to the Closing Date, as the case may be, by the Companies or any ERISA Affiliate; and (iii) covers any employee, director, consultant or former employee, director or consultant of the Companies or any ERISA Affiliate.

“Employee Plan” means any “employee benefit plan” as defined in section 3(3) of ERISA, that (i) is maintained, administered, sponsored or contributed to, or has been so maintained, administered, sponsored or contributed to within six years prior to the Closing Date, by the Companies or any ERISA Affiliate, and (ii) covers an employee or former employee of the Companies or any ERISA Affiliate.

“ERISA” means the Employee Retirement Income Security Act or 1974, as amended.

“ERISA Affiliate” means any other entity, trade or business which, together with the Companies, would be treated as a single employer under section 414 of the Code or section 4001 of ERISA.

“Moncla Employees” mean the individuals who are both employed by the Companies as of the date of Closing and employed by the Purchaser or any of its affiliates immediately after Closing, such affiliates specifically to include the Companies after their purchase by Purchaser.

“Multi-Employer Plan” means each Employee Plan that is a multi-employer plan, as defined in section 3(37) of ERISA.

“PBGC” means the Pension Benefit Guaranty Company.

“Profit Sharing Plan” means the Companies’ Profit-Sharing Plan and Trust.

“Title IV Plan” means an Employee Plan, other than any Multi-Employer Plan, subject to Title IV of ERISA.

8.2          Employee Matters.

The Sellers hereby represent and warrant to Purchaser as of the date hereof and the Closing Date:

(A)                               Schedule 8.2(A) hereto provides a list of each Employee Plan and each Benefit Arrangement and true, correct and complete copies of each of the Employee Plans and Benefit Arrangements, related trusts, and all amendments thereto have been furnished to Purchaser.  There has also been furnished to Purchaser, with respect to each Employee Plan required to file such report and description, the most recent report on Form 5500 and the summary plan description.  No Employee Plan is a Title IV Plan or a Multi-Employer Plan.  No Employee Plan is funded by a trust that is intended to be exempt from federal income taxation pursuant to section 501(c)(9) of the Code.  The Profit Sharing Plan is the only Employee Plan that is intended to be qualified under section 401(a) of the Code.

(B)                               Except as otherwise reported in Section 8.3(A) below:

1.             The Companies and the ERISA Affiliates have performed all obligations, whether arising by operation of law or by contract, required to be performed by them in connection with the Employee Plans and the Benefit Arrangements, and, to the best knowledge of the Companies there have been no defaults or violations by any other party to the Employee Plans or Benefit Arrangements;

2.             Each Employee Plan and each Benefit Arrangement has been administered and operated in compliance with its governing documents and applicable law (including, where applicable, ERISA and the Code);

3.             To the knowledge of the Companies the Profit Sharing Plan satisfies the requirements of section 401 of the Code;

4.             There are no actions, suits or claims pending (other than routine claims for benefits) or threatened against, or with respect to, any of the Employee Plans or Benefit Arrangements or their assets, and there is no matter pending with respect to any of the Employee Plans or Benefit Arrangements before any governmental agency or authority;

5.             All contributions required to be made to the Employee Plans and Benefit Arrangements pursuant to their terms and provisions have been made timely;

6.             There has been no termination or partial termination of the Profit Sharing Plan within the meaning of section 411(d)(3) of the Code;

7.             No act, omission or transaction has occurred which would result in imposition on the Companies or any ERISA Affiliate of (a) breach of fiduciary duty liability damages under section 409 of ERISA; (b) a civil penalty assessed pursuant to subsections (c), (i) or (1) of section 502 of ERISA; or (c) a tax imposed pursuant to chapter 43 of subtitle D of the Code;

8.             The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (a) require the Companies or any ERISA Affiliate to make a larger contribution to, or pay greater benefits under, any Employee Plan or Benefit Arrangement than it otherwise would, or

(b) create or give rise to any additional vested rights or service credits under any Employee Plan or Benefit Arrangement.

(C)          Neither the Companies nor any ERISA Affiliate is a party to any agreement, nor have the Companies or any ERISA Affiliate established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any person performing services for such entity upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

(D)          In connection with the consummation of the transactions contemplated by this Agreement, no payments have or will be made hereunder or under the Employee Plans or Benefit Arrangements which, in the aggregate, would result in imposition of the sanctions imposed under sections 280G and 4999 of the Code.

(E)           Each Employee Plan and Benefit Arrangement may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

(F)           Schedule 8.2(F) hereto sets forth the name and annual compensation of each salaried employee, and the hourly rate and year-to-date compensation through the most recent pay period of each non-salaried employee of the Companies or an ERISA Affiliate as of the date of this Agreement, and none of said employees are subject to union or collective bargaining agreements with the Companies or an ERISA Affiliate.  Except as otherwise set forth in Schedule 8.2(F) neither the Companies nor any ERISA Affiliate has at any time within five years preceding the date of this Agreement had or been threatened with any work stoppages or other labor disputes or controversies with respect to its employees.

(G)          Except for the individuals identified on Schedule 8.2(G) hereto, no individual is receiving continuation coverage under any Employee Plan or Benefit Arrangement pursuant to the continuation of coverage provisions contained in section 4980B of the Code, sections 601 through 608 of ERISA, or applicable state laws.

8.3          Employee Benefit Plans and Benefit  Arrangements.

(A)          Section 8.3(A)1. shall apply to the Employee Plan that is the Profit Sharing Plan, Section 8.3(A)2. shall apply to Employee Plans and Benefit Arrangements other than the Profit Sharing Plan, and Section 8.3(A)3. shall apply to the actions agreed to in Sections 8.3(A)1. and 8.3(A)2. herein.

1.             Profit Sharing:

(a)           Sellers agree to cause the Companies to make a submission to, and request a Compliance Statement from, the Voluntary Compliance Program under the Employee Plans Compliance Resolution System (EPCRS) for approval of corrections made to correct operational and form errors relating to the failure to operate the plan as a multiple employer plan from 2002 to date.  Correction will involve both Plan amendments and correction of Code Section 401(a)(4) nondiscrimination testing Operational Failures.  Correction shall also involve corrections of any additional Profit Sharing Plan failures as may be discovered prior to, or during, the submission process.
(b)           Sellers agree to cause the Companies to submit the Profit Sharing Plan to the Internal Revenue Service for a determination letter as to its qualified status under Internal Revenue Code section 401(a) upon plan termination (Form 5310).  The plan will be terminated on or before the Closing Date.
(c)           With regard to the VCP and IRS determination letter request: (a) the targeted VCP and determination letter submission date is November 15, 2007, and Purchaser will be promptly notified if the Sellers determine that the submissions will be delayed; (b) the Sellers shall cause the Companies to use best efforts to obtain a  Compliance Statement and favorable determination letter; (c) in connection with the submissions, the Companies shall use the legal services of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. and the plan administration services of Flower & Associates, Inc., and/or such other advisors as selected by Sellers; and (d) in connection with the submissions, the employees working on each submission shall be those employees of the Companies as designated by Sellers.  Sellers agree to provide progress and status reports to Purchaser on a monthly basis, or between such reporting periods in the event of a material occurrence.
(d)           Distributions to Participants that are made on account of Profit Sharing Plan termination shall not be available until the IRS favorable determination letter on plan termination and the VCP Compliance Statement have both been received.
(e)           Sellers agree to cause the Profit Sharing Plan Form 5500s for years 2002 through 2006 to be amended to report the filing for a multiple employer plan and copies of the amended filings will be provided to Purchaser; the filing of the amended reports shall occur prior to Closing.

2.             Welfare Benefit Plans – Sellers agree to cause the following actions to occur, with (a) and (b) occurring prior to Closing and (c) occurring by the applicable filing deadline

(a)           Forms M-1 – Reports for Multiple Employer Welfare Arrangements will be filed for the medical plans and copies will be provided to Purchaser.
(b)           The Companies’ Cafeteria Plan will be amended to reflect participation by Moncla Marine, L.L.C. and Brothers Oilfield Service & Supply, L.L.C.. The plan will be terminated on or before the Closing Date.
(c)           The Companies will file a 2006 Form 5500 for the Medical Benefit Plan (provided through Blue Cross and Blue Shield of Louisiana).

3.             The Companies agree that all fees, expenses and costs relating to actions above, and through the receipt of the Compliance Statement and favorable determination letter, any additional amendments required, the costs of any additional plan contributions and all other corrective actions shall be the sole obligation of, and borne in full by, the Sellers.  Notwithstanding, all fees, expenses and costs relating to the above actions incurred by the Purchaser, including employee costs and professional fees, if any, from Liskow & Lewis, PLC or any other professional firm, shall be the sole responsibility of the Purchaser.

(B)          Effective as of the day after the Closing Date, or as soon thereafter as practicable, Purchaser shall cause each Moncla Employee, if and to the extent eligible, to be provided with coverage under Purchaser’s 401(k) profit sharing plan and welfare benefit plans on the same terms and conditions as other Purchaser employees, but with the following exceptions: the 401(k) profit sharing plan age and service requirements shall be waived; any welfare benefit plan waiting period requirements shall be waived; and service with the Companies prior to Closing Date shall be credited for 401(k) profit sharing plan vesting purposes.

8.4          No Third Party Beneficiaries.

No provision of this Agreement shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Companies in respect of continued employment (or resumed employment) with either the Companies or Purchaser or with respect to payment of any Retention Compensation and no provision of this Agreement shall create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement or any plan or arrangement which may be maintained or established by the Companies or Purchaser on or after the Closing Date or any Retention Compensation Plan.  No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of the Companies or Purchaser.

ARTICLE IX
CONDITIONS TO CLOSING

9.1          Conditions to the Obligations of Each Party.

The obligations of Purchaser and Sellers to consummate the Closing are subject to the satisfaction, or waiver by both parties, of the following conditions:

(A)          No provision of any applicable law or regulation and no judgment, injunction, order or decree shall (1) prohibit the consummation of the Closing, or (2) restrain,

prohibit or otherwise interfere with the effective operation or enjoyment by Purchaser of the Shares and Membership Interests.

(B)          All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Closing, and all third party consents necessary in connection with the consummation of the Closing, shall have been obtained and the applicable waiting period after the filing pursuant to 15 U.S.C. § 18a has expired without intervention by the United States to prevent consummation of these transactions.

9.2          Conditions and Obligations of Purchaser.

The obligation of Purchaser to consummate the Closing is subject to the satisfaction of the following further conditions:

(A)          (1) Sellers shall have completed the requirements of Section 8.3 hereof; (2) Sellers shall have performed in all respects all of its obligations hereunder required to be performed by them at or prior to the Closing Date; (3) the representations and warranties of Sellers contained in this Agreement and in any certificate or other writing delivered by Sellers pursuant thereto, disregarding all qualifications and exceptions contained therein relating to materiality, shall be true at and as of the Closing Date as if made as of that date; and (4) Purchaser shall have received a certificate signed by the Sellers to the foregoing effect, but with any modifications to the attached schedules, to the extent required by subsequent events, made therein.

(B)          No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or delay the Closing shall have been instituted by any person before any court, arbitrator or governmental body, agency or official nor shall they be pending.

(C)          Purchaser shall have received certificates of the Louisiana Secretary of State relating to the existence of and good standing of the Companies.

(D)          There shall have not occurred any events or developments, individually or in the aggregate, resulting in a Material Adverse Effect with respect to the Companies.

(E)           All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

(F)           MWS shall have redeemed two (2) shares from Moncla as set forth in Section 1.1(A) hereto.

(G)          All waivers of applicable rights of first refusal by the Companies and the Sellers have been obtained to permit consummation of the transactions contemplated herein.

(H)          Sellers shall deliver to Purchaser a certificate with supporting reports satisfactory to Purchaser that shall document that the Companies, combined (without duplication, in the case of subsidiaries) have, as of the Closing Date a net book value of at least  Thirty-Eight Million Three Hundred Thousand and No/100 Dollars ($38,300,000.00), net working capital (current assets less current liabilities, excluding current maturities of long-term debt) of at least Three Million Nine Hundred Ten Thousand and No/100 Dollars ($3,910,000.00) remaining after the distribution referenced in Section 2.8(I), and long term liabilities (inclusive of long term debt and deferred income and other taxes) of no more than Fourteen Million Eight Hundred Seventy Thousand and No/100 Dollars ($14,870,000.00).

(I)            Purchaser shall have received Phase I reports and any recommended follow-up reports as to all immovable property of any Company and none of such reports shall identify any conditions unacceptable to Purchaser in its sole discretion.

9.3          Conditions to Obligations of Sellers.

The obligation of Sellers to consummate the Closing is subject to the satisfaction of the following further conditions:

(A)          (1) Purchaser shall have performed in all respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, and (2) the representations and warranties of Purchaser contained in this Agreement and in any certificate or other writing delivered by Purchaser pursuant hereto shall be true in all respects at and as of the Closing Date, as if made at and as of such date.

(B)          Sellers shall have received all documents they may reasonably request relating to the existence of Purchaser and the authority of Purchaser to execute and consummate this Agreement, all in form and substance reasonably satisfactory to Seller.

(C)          The transaction contemplated herein and its consummation has been approved by all necessary corporate action on behalf of Purchaser.

(D)          Purchaser shall have delivered a certificate to the effect that each of the conditions specified in this Section 9.3 is satisfied in all respects.

ARTICLE X
SURVIVAL; INDEMNIFICATION

10.1        Survival.

The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing and shall expire: (A) eighteen (18) months after the Closing, as to all representations, warranties and covenants other than those for which a longer period is specified in Section 10.1 (B) through 10.1 (E); (B) the later of the third (3rd) anniversary of the Closing and thirty (30) days after the expiration of the applicable statute of limitations, as to all representations, warranties and covenants contained in Section 2.23; (C) thirty (30) days after the expiration of the statute of limitations with respect to assessment and collection of Taxes, as to all representations, warranties and covenants contained in Article VII; (D); thirty-six (36) months from the closing of the Profit Sharing Plan trust and from the closing of the Cafeteria Plan as to representations and warranties and covenants contained in Article VIII pertaining to them; and (E) those contained in Sections 2.2, 2.9(A) and 2.21 hereto shall not expire.

10.2        Indemnification.

(A)          Sellers hereby indemnify Purchaser and all of Purchaser’s affiliates (including, after the Closing, the Companies) and all of their respective officers, directors, employees and shareholders (hereinafter collectively, “Indemnified Parties” and individually, an “Indemnified Party”) against and agree to defend and hold them harmless from and against any and all damages (including incidental and consequential damages), loss, liabilities, expenses, assessments, claims, actions, suits, proceedings, employee benefit claims, taxes, penalties, interest, awards, judgments and settlements (including without limitation, reasonable fees and expenses of investigation and establishing any such losses and reasonable  attorneys’ fees and expenses)  (collectively, “Loss”) incurred or suffered by any Indemnified Party arising out of or resulting from (a) any breach of any representation or warranty, covenant or agreement made or to be performed by any Seller pursuant to this Agreement: (b) any action, inaction, event, condition, liability or obligation of any Seller or any Company or any ERISA Affiliate occurring or existing prior to the Closing that is related to, or involves, or arises from or results from, the Profit Sharing Plan or the Cafeteria Plan maintained by, or contributed to by, any Company or any ERISA Affiliate; or (c) any Loss in excess of applicable deductibles that would otherwise be covered by insurance, but for exhaustion of policy limits, during the policy period applicable to the claims and losses asserted in Bernadette Peters v. Moncla Well Service, Inc., No. 83013 of the 15th Judicial District Court; provided, however, Sellers’ total aggregate liability under this indemnity (other than with respect to breaches of representations and warranties and covenants in Section  2.21, ARTICLE VII and Losses related to the Profit Sharing Plan in the event an IRS favorable determination letter on plan termination is not received and/or the Compliance Statement in response to the VCP submission is not received, with respect to which there will be no limitation) shall be limited to Twenty-Five Million and No/100 Dollars ($25,000,000.00), inclusive of legal fees and costs of defense incurred by Sellers in performing their obligations under this Section 10.2 and Sellers shall have no obligation to indemnify any Indemnified Party with respect to any Loss, notice of which is given to Sellers after(1) eighteen (18) months after the Closing, as to all representations, warranties and covenants other than those for which a longer period is specified in 10.2(A)2 through 10.2(A)5; (2) the later of the third (3rd) anniversary of the Closing and thirty (30) days after the expiration of the statute of limitations, as to all representations, warranties and covenants contained in Section 2.23; (3) thirty (30) days after the expiration of the statute of limitations on assessment and collection of taxes as to those contained in ARTICLE VII; (4) thirty-six (36) months from the closing of the Profit Sharing Plan trust and from the closing of the Cafeteria Plan as to representations and warranties and covenants contained in ARTICLE VIII pertaining to them; and (5) those contained in Sections 2.2, 2.9(A) and 2.21 shall not expire; provided, however, that except for Losses under Section  2.21 and ARTICLE VIII, for which no hurdle shall apply, Sellers shall have no obligation to indemnify Purchasers until the total Loss incurred by the Companies or Purchasers exceeds a hurdle of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00); provided, that in either case Sellers shall be responsible from the first dollar of Loss.  The defense of all such claims and actions shall be undertaken by Sellers using counsel selected by them (acting through Moncla) and reasonably acceptable to Purchaser.  Settlements of each such claim shall require the approval of both Sellers and Purchaser, which approval shall not be unreasonably withheld.  The remedies set forth in this Section 10.2(A) shall be the exclusive remedies of the Indemnified Parties.  Sellers’ indemnification obligations shall be joint and several and in solido but no Seller shall have an indemnification liability for more than his share of the portion of the Purchase Price.  Sellers herewith agree to contribute among themselves in order to share the indemnification liability in proportion to their shares of the Purchase Price.

(B)          Purchaser hereby agrees to defend and indemnify Sellers against and to hold Sellers harmless from any and all Loss incurred or suffered by Sellers arising out of any failure to perform, misrepresentation or breach of any warranty, covenant or agreement made or to be performed by Purchaser pursuant to this Agreement.  Purchaser shall have no obligation with respect to any loss, claim, demand, suit or action against Sellers notice of which is given to Purchaser (by Sellers or any other person or governmental agency) after the third anniversary of the Closing as to all losses, etc. other than those which arise from matters described in Section 5.2 and after expiration of the applicable statute of limitations on assessment and collection of taxes as to all losses, etc. which arise from matters described in Section 5.2.

ARTICLE XI
TERMINATION

11.1        Grounds for Termination.

This Agreement may be terminated at any time prior to the Closing:

(A)          By mutual written agreement of Sellers and Purchaser;

(B)          By Sellers or Purchaser if the Closing shall not have been consummated on or before November 30, 2007, unless extended by mutual agreement of Sellers and Purchaser; provided, that if Sellers have or Purchaser has received second requests for information or are otherwise involved in reviews by any governmental agency following the filing of notices under 15 U.S.C. § 18a, such date shall be extended automatically to December 31, 2007.

(C)          By either Sellers or Purchaser if there shall be any law or regulation that makes the consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

The party desiring to terminate this Agreement pursuant to clauses (B) or (C) shall give notice of such termination to the other party.

11.2        Effect of Termination.

If this Agreement is terminated as permitted by Section 11.1, such termination shall be without liability of any party (or of any shareholder, director, officer, employee, agent, consultant or representative of any party) to another party to this Agreement; provided that if such termination shall result from the willful failure of any party to fulfill a condition to the performance of the obligations of another party or to perform a covenant of this Agreement or from a willful breach by any party to this Agreement, such party shall be fully liable for any and all Losses incurred or suffered by the parties as a result of such failure or breach.  The provisions of Sections 5.1 and 12.3 shall survive any termination hereof pursuant to Section 11.1.

ARTICLE XII
MISCELLANEOUS

12.1        Notices.

All notices, requests and other communications to either party hereunder shall be in writing (including facsimile, telecopy or similar writing) and shall be deemed given when delivered:

If to Purchaser, to:	Key Energy Services, LLC
Attn: William M. Austin,
Sr. Vice-President and Chief
Financial Officer
1301 McKinney Street, Ste. 1800

Houston, TX 77010
	Telecopier:	(713) 652-4005
	Phone:	(713) 651-4300

With a Copy to:	Newton Wilson, III, Esq.
Key Energy Services, Inc.
Senior Vice President and General Counsel
1301 McKinney Street, Suite 1800
Houston, TX 77010
	Telecopier:	(713) 651-4005
	Phone:	(713) 651-4412

If to Sellers, to:	L. Charles Moncla, Jr.
Moncla Well Service, Inc.
P. O. Box 52288
Lafayette, LA 70505
	Telecopier:	(337) 267-9564
	Phone:	(337) 232-9582

With a Copy to:	Robert R. Casey
Suite 500
8555 United Plaza Blvd.
Baton Rouge, LA 70809
	Telecopier:	(225) 248-3090
	Phone:	(225) 248-2090

Each of the above persons may change their address or facsimile number or phone number by notice to the other persons in the manner set forth above.

12.2        Amendments; No Waivers.

(A)          Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.

(B)          No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the existence of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

12.3        Expenses.

All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.  Sellers shall be solely responsible for the fees and expenses of Simmons & Company, International.

12.4        Successors and Assigns.

The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto; except that Moncla may assign this Agreement, solely as it relates to his membership interest in L C M, to a qualified intermediary solely in order to effectuate a tax-free exchange for him pursuant to section 1031 of the Code.  Such assignment shall not relieve Moncla of any obligations hereunder.  Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

12.5        Governing Law.

This Agreement shall be construed in accordance with and governed by the law of the State of Texas without regard to the conflicts of law rules of such state, except to the extent that the laws of the States of Louisiana, Mississippi, Alabama, or Florida may govern the provisions of Section 4.1 as to activities of Sellers or Purchaser within such states.

12.6        Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received as a counterpart hereof signed by the other party hereto.

12.7        Entire Agreement.

This Agreement and any other agreements referred to herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect thereto.  No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto.

12.8        Captions.

The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

12.9        Severability.

In the event any one or more of the provisions of this Agreement shall be or become illegal or unenforceable in any respect, the validity, legality, operation and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

12.10      Certain Definitions.

“Environmental Law or Laws” shall mean any and all laws, statutes, ordinances, rules, regulations, or orders of any governmental authority pertaining to health or the environment currently in effect and applicable to a specified person and its subsidiaries, including the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid

Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, as amended, any state or local Laws implementing the foregoing federal laws, and any state laws pertaining to the handling of oil and gas exploration and production wastes or the use, maintenance, and closure of pits and impoundments, and all other environmental conservation or protection laws.  For purposes of the Agreement, the terms “hazardous substance” and “release” have the meanings specified in CERCLA; provided, however, that to the extent the laws of the state or locality in which the property is located establish a meaning for “hazardous substance” or “release” that is broader than that specified in either CERCLA, such broader meaning shall apply, and the term “hazardous substance” shall include all dehydration and treating wastes, waste (or spilled) oil, and waste (or spilled) petroleum products, and (to the extent in excess of background levels) radioactive material, even if such are specifically exempt from classification as hazardous substances pursuant to CERCLA or RCRA or the analogous statutes of any jurisdiction applicable to the specified person or its subsidiaries or any of their respective properties or assets.

“Material Adverse Effect” with respect to the Companies shall mean any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations of the Companies, taken as a whole, and without limiting the foregoing, such term shall in any case mean an effect or change that adversely affects or impairs the value, ownership or operation of any asset by, or creates a liability for, an amount greater than Ten Million and No/100 Dollars ($10,000,000.00); provided, however, this term does not include (i) changes occurring in the ordinary course of business (including the expiration of any Contract or other right in accordance with its terms) and changes affected by this transaction, (ii) changes relating to conditions generally affecting the oil and gas industry or the oilfield service industry, and (iii) changes relating to general political, economic, financial, currency exchange, securities or commodity market conditions worldwide.

12.11      Offset.

Purchaser may, but shall not be obligated, to offset any amount owed to it by a Seller under this Agreement against any amount Purchaser may owe to such  Seller under the Earnout.  Purchaser waives any right it might otherwise have to offset against amounts due under the Notes.

12.12      Payment Agent.

Each Seller irrevocably appoints Leon Charles Moncla, Jr., or his designee (“Payment Agent”), as his payment agent in order to receive and disburse proceeds of the Notes and the Earnout.  Each Seller agrees that Purchaser’s sole obligation shall be to pay Payment Agent the amount due all Sellers, and agrees that Purchaser shall have no responsibility or obligation as to payment or allocation or disbursement of any funds due such Seller under the Notes and the Earnout after receipt by Leon Charles Moncla, Jr. In the event Leon Charles Moncla, Jr. wishes to designate an alternate Payment Agent he shall provide the name and address and payment instructions, in writing, to Purchaser.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers effective as of the day and year first above written but executed on the dates set forth below.

[Signature Pages Follow]

WITNESSES:	PURCHASER:

KEY ENERGY SERVICES, LLC

/s/ Newton W. Wilson III	By:	/s/ Richard J. Alario

Name: Richard J. Alario

Title: Chairman, President, and Chief Executive Officer

/s/ Marilyn C. Maloney

Signature Pages

WITNESSES:		SELLERS:

/s/ Donna Hebert		/s/ Leon Charles Moncla, Jr.
LEON CHARLES MONCLA, JR.

/s/ Kelly Dresley

MONCLA FAMILY PARTNERSHIP

	By:	Moncla Management Trust, General Partner

/s/ Donna Hebert	By:	/s/ Leon Charles Moncla, Jr.
Leon Charles Moncla, Jr., Trustee

/s/ Kelly Dresley

/s/ Donna Hebert		/s/ Leon Charles Moncla, Jr
LEON CHARLES MONCLA, JR., TRUSTEE OF L. CHARLES MONCLA, JR. CHARITABLE REMAINDER TRUST
/s/ Kelly Dresley

/s/ Donna Hebert		/s/ Michael Charles Moncla
MICHAEL CHARLES MONCLA

/s/ Kelly Dresley

/s/ Donna Hebert		/s/ Matthew Moncla
MATTHEW MONCLA

/s/ Kelly Dresley

/s/ Donna Hebert		/s/ Marc Moncla
MARC MONCLA

/s/ Kelly Dresley

/s/ Donna Hebert	/s/ Christopher Moncla
CHRISTOPHER MONCLA
/s/ Kelly Dresley

/s/ Donna Hebert	/s/ Bipin A. Pandya
BIPIN A. PANDYA
/s/ Kelly Dresley

/s/ Donna Hebert	/s/ Thomas Sandahl
THOMAS SANDAHL
/s/ Kelly Dresley

/s/ Donna Hebert	/s/ Rhonda Moncla
RHONDA MONCLA
/s/ Kelly Dresley

/s/ Donna Hebert	/s/ Cain Moncla
CAIN MONCLA
/s/ Kelly Dresley

/s/ Donna Hebert	/s/ Andrew Moncla
ANDREW MONCLA
/s/ Kelly Dresley

/s/ Donna Hebert	/s/ Kenneth Rothstein
KENNETH ROTHSTEIN
/s/ Kelly Dresley

WITNESSES:	COMPANIES:

MONCLA WELL SERVICE, INC.

/s/ Donna Hebert	By:	/s/ Leon Charles Moncla, Jr.
Leon Charles Moncla, Jr., President
/s/ Kelly Dresley

MONCLA MARINE, L.L.C.

/s/ Donna Hebert	By:	/s/ Leon Charles Moncla, Jr.
Leon Charles Moncla, Jr., Manager
/s/ Kelly Dresley

MONCLA MARINE OPERATIONS, L.L.C.

/s/ Donna Hebert	By:	/s/ Leon Charles Moncla, Jr.
Leon Charles Moncla, Jr., Manager
/s/ Kelly Dresley

MONCLA MARINE VESSEL NO. 1, L.L.C.

/s/ Donna Hebert	By:	/s/ Leon Charles Moncla, Jr.
Leon Charles Moncla, Jr., Manager
/s/ Kelly Dresley

MONCLA MARINE VESSEL NO. 2, L.L.C.

/s/ Donna Hebert	By:	/s/ Leon Charles Moncla, Jr.
Leon Charles Moncla, Jr., Manager
/s/ Kelly Dresley

MONCLA MARINE VESSEL NO. 3, L.L.C.

/s/ Donna Hebert	By:	/s/ Leon Charles Moncla, Jr.
Leon Charles Moncla, Jr., Manager
/s/ Kelly Dresley

MONCLA MARINE VESSEL NO. 4, L.L.C.

/s/ Donna Hebert	By:	/s/ Leon Charles Moncla, Jr.
Leon Charles Moncla, Jr., Manager
/s/ Kelly Dresley

MONCLA MARINE VESSEL NO. 5, L.L.C.

/s/ Donna Hebert	By:	/s/ Leon Charles Moncla, Jr.
Leon Charles Moncla, Jr., Manager
/s/ Kelly Dresley

MONCLA MARINE VESSEL NO. 6, L.L.C.

/s/ Donna Hebert	By:	/s/ Leon Charles Moncla, Jr.
Leon Charles Moncla, Jr., Manager
/s/ Kelly Dresley

MONCLA MARINE VESSEL NO. 8, L.L.C.

/s/ Donna Hebert	By:	/s/ Leon Charles Moncla, Jr.
Leon Charles Moncla, Jr., Manager
/s/ Kelly Dresley

MONCLA MARINE VESSEL NO. 9, L.L.C.

/s/ Donna Hebert	By:	/s/ Leon Charles Moncla, Jr.
Leon Charles Moncla, Jr., Manager
/s/ Kelly Dresley

MONCLA MARINE CREW BOATS, L.L.C.

/s/ Donna Hebert	By:	/s/ Leon Charles Moncla, Jr.
Leon Charles Moncla, Jr., Manager
/s/ Kelly Dresley

BROTHERS OILFIELD SERVICE & SUPPLY, L.L.C.

/s/ Donna Hebert	By:	/s/ Leon Charles Moncla, Jr.
Leon Charles Moncla, Jr., Manager
/s/ Kelly Dresley

4M EQUIPMENT & LEASING, L.L.C.

/s/ Donna Hebert	By:	/s/ Leon Charles Moncla, Jr.
Leon Charles Moncla, Jr., Manager
/s/ Kelly Dresley

L C M INDUSTRIES, L.L.C.

/s/ Donna Hebert	By:	/s/ Leon Charles Moncla, Jr.
Leon Charles Moncla, Jr., Manager
/s/ Kelly Dresley

MONCLA DRILLING, L.L.C.

/s/ Donna Hebert	By:	/s/ Michael Charles Moncla
Michael Charles Moncla, Manager
/s/ Kelly Dresley

PETROLEUM WELL SERVICE, INC.

/s/ Donna Hebert	By:	/s/ Leon Charles Moncla, Jr.
Leon Charles Moncla, Jr., President
/s/ Kelly Dresley